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                                                                    Exhibit 99.1



                     CAREER EDUCATION CORPORATION COMPLETES
                    MERGER WITH EDUTREK INTERNATIONAL, INC.

     Hoffman Estates, Ill., (January 2, 2001) - Career Education Corporation (NASDAQ: CECO) today announced it has completed its merger with EduTrek International, Inc. (OTC BB: EDUT), operator of American InterContinental University (AIU). EduTrek shareholders approved the merger agreement at a special meeting held today.

     Under the terms of the agreement, EduTrek's shareholders will receive an aggregate of 1.2 million shares of Career Education Corporation stock (approximately 0.09 shares of CEC stock for each share of EduTrek stock) and $2.5 million in cash (approximately $0.19 per share). There are approximately
13.32 million EduTrek shares outstanding.

CEC/EDUTREK MERGER COMPLETED - 2

     "During the past two months, we have worked closely with AIU to prepare for its transition into the CEC family and we are delighted by the progress made so far," said John M. Larson, CEC's chairman, president and chief executive officer. "We will continue to implement our growth strategy - which includes investing in marketing to enhance student enrollment, while also emphasizing student retention and career placement. Additionally, the merger will create operating efficiencies that will help us realize the full potential inherent in the AIU system.

     "Longer term, we see numerous growth opportunities for AIU, including expansion into new geographic markets, the referral of current CEC students and graduates to AIU's advanced degree programs, and the introduction of distance learning," he said.

     R. Steven Bostic, chairman and chief executive officer of EduTrek, has stepped down from both posts, as anticipated by the merger agreement.

     Founded in 1970, AIU currently has seven campuses which offer several bachelor's and master's degrees and are located in Atlanta (Buckhead and Dunwoody), Dubai, Ft. Lauderdale, London, Los Angeles and Washington, D.C. AIU is accredited by the Commission on Colleges of the Southern Association of Colleges and Schools (SACS).

CEC/EDUTREK MERGER COMPLETED - 3

     Career Education Corporation is one of the world's largest providers of private, for-profit postsecondary education in the career-oriented disciplines of visual communication and design technologies, information technology, business studies and culinary arts. The Company currently operates 38 campuses throughout the United States and in Canada, the United Kingdom and the United Arab Emirates, with over 33,000 students enrolled as of the fall of 2000. CEC colleges enjoy long operating histories and offer a wide variety of master's degree, bachelor's degree, associate degree and diploma programs. Major brand names operated by CEC include American InterContinental University, the Katharine Gibbs Schools (nine campuses), the International Academy of Design & Technology (eight campuses), and Le Cordon Bleu Culinary Program North America (seven campuses). CEC also operates a number of unique brand name colleges with well-known reputations.

                                      ###

     The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. Factors that could cause such differences include those matters disclosed in Career Education Corporation's and EduTrek International, Inc.'s respective filings with the Securities and Exchange Commission (SEC). Career Education Corporation and EduTrek International, Inc. assume no obligation to update those forward-looking statements.